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                     September 2, 2020

       John Lai
       Chief Executive Officer
       PetVivo Holdings, Inc.
       5251 Edina Industrial Blvd.
       Edina, MN 55439

                                                        Re: PetVivo Holdings,
Inc.
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed July 17, 2020
                                                            File No. 000-55167

       Dear Mr. Lai:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Robert Knutson, Esq.